Exhibit 24.1

RAIT FINANCIAL TRUST

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned trustees and officers of RAIT FINANCIAL TRUST (“RAIT”) hereby constitute and appoint each of Jack E. Salmon and Raphael Licht as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and the attorney-in-fact to sign for the undersigned and in their respective names as trustees and officers of RAIT, the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any necessary or appropriate amendments or supplements thereto relating to the registration for sale, on a delayed or continuous basis, of common shares of beneficial interest of RAIT, par value $.03 per share, pursuant to RAIT’s Dividend Reinvestment and Share Purchase Plan, authorized by the Board of Trustees of RAIT on October 6, 2011.

Name	Capacity With RAIT Financial Trust	Date

/s/ Scott F. Schaeffer	Chairman of the Board, Trustee, Chief Executive Officer and President (Principal Executive Officer)	October 6, 2011
Scott F. Schaeffer

/s/ Jack E. Salmon	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 6, 2011
Jack E. Salmon

/s/ James J. Sebra	Chief Accounting Officer and Senior Vice President-Finance (Principal Accounting Officer)	October 6, 2011
James J. Sebra

/s/ Edward S. Brown	Trustee	October 6, 2011
Edward S. Brown

/s/ Frank A. Farnesi	Trustee	October 6, 2011
Frank A. Farnesi

/s/ S. Kristin Kim	Trustee	October 6, 2011
S. Kristin Kim

/s/ Arthur Makadon	Trustee	October 6, 2011
Arthur Makadon

/s/ Daniel Promislo	Trustee	October 6, 2011
Daniel Promislo

/s/ John F. Quigley, III	Trustee	October 6, 2011
John F. Quigley, III

/s/ Murray Stempel, III	Trustee	October 6, 2011
Murray Stempel, III